EXHIBIT 99.1

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Wes Conard
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Affymetrix Announces Management Changes

Affymetrix Inc. (Nasdaq:AFFX) announced today that President and Director, Susan E. Siegel, is transitioning from her current role and will continue with the company as President Emeritus, serving as an advisor and reporting to Stephen P.A. Fodor, Ph.D., founder, chairman and CEO. Effective immediately, Thane Kreiner, Ph.D., has been named Senior Vice President of Marketing and Sales, reporting to the CEO.

“Sue has been very instrumental in building the commercial organization and the company,” said Dr. Fodor. “She has been key to Affymetrix’ evolution from a small company to a more than $350 million global enterprise. We look forward to Sue’s continued involvement in an advisory role.”

Siegel joined Affymetrix in 1998 as Senior Vice President of Sales and Marketing and oversaw the successful build up of Affymetrix’ global commercial infrastructure. In 1999, Siegel was promoted to President and in 2001, she became a board member.

After joining Affymetrix in 1993, Dr. Kreiner has held numerous roles in the company, including heading sales and marketing and project management. “Thane has been a key player in developing many new market opportunities for Affymetrix. His excellent life-science domain knowledge and understanding of our technology and customers make him uniquely qualified to lead this important function,” said Dr. Fodor.

In addition, Richard P. Rava, Ph.D., the scientific co-founder of Affymetrix, has been appointed to head Product Development. “Rich has been a pioneer in the design and development of microarray technologies for more than twelve years at Affymetrix. His experience and technical leadership will provide the necessary skills to deliver advanced scientific products to the market place,” said Dr. Fodor.

About Affymetrix

Affymetrix scientists invented the world’s first microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip(R) technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world's top pharmaceutical, diagnostic and biotechnology companies, as well as by leading academic, government and not-for-profit research institutes. More than 1,400 GeneChip systems have been shipped around the world and more than 4,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the highest information capacity available today on an array, enabling researchers to use a whole-genome approach to analyze the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., and Bedford, Mass. The company maintains import ant sales and marketing operations in Europe and Asia and has about 1,000 employees worldwide. For more information about Affymetrix, please visit the company’s Web site at www.affymetrix.com.

NOTE: Affymetrix, the Affymetrix logo and GeneChip are registered trademarks owned or used by Affymetrix Inc.